EXHIBIT 99.2

                          COMMERCE GROUP CORP.
                           6001 NORTH 91ST ST.
                        MILWAUKEE, WI  53225-1795
                     414/462-5310 . FAX 414/462-5312
                        Stock Symbol:  CGCO (OTCBB)

AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS

May 12, 2003


Mr. Edward L. Machulak
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to Edward L. Machulak (ELM) as an individual and not as a Director or Officer of Commerce or its subsidiaries or as the authorized designee of the Joint Venture as of Commerce's fiscal year ended March 31, 2003. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to ELM and the collateral pledged to ELM as of Commerce's fiscal year ended March 31, 2003, which are as follows:

1.  Promissory Notes and Other Obligations

    a. An open-ended, secured, on-demand promissory note (Note) dated October 1, 1989 in which all of the prior promissory notes were consolidated into this single Note amounted to $490,217.19 as of that date. All future advances and interest, not paid, are added to this Note. This Note, together with cash and other advances and interest as of March 31, 2003, amounts to $5,521,515.56.
        This Note bears interest, payable monthly, at the rate of 2% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum (Schedule of Principal and Interest as of March 31, 2003, Exhibit A). Commerce is no longer issuing monthly promissory notes for the payment of interest, etc., but pursuant to our understanding, Commerce is adding these liabilities or deducting any payments to the current open-ended, secured, on-demand, outstanding promissory note(s).

Mr. Edward L. Machulak
May 12, 2003
Page 2 of 12 Pages



    b. In addition, Commerce owes ELM the following for accrued salaries and vacation:

                   Period              Years   Annual Salary     Total
                   ------              -----   -------------     -----
        April 1, 1981 - March 31, 1992  11.00     $ 67,740    $   745,140
        April 1, 1992 - Sept. 30, 1996   4.50     $114,750        516,375
        Oct. 1, 1996 - March 31, 2003    6.50     $165,000      1,072,500
                                        -----                  ----------
          Balance                       22.00                  $2,334,015

               Vacation Pay            Months      Payment
               ------------            ------      -------
        April 1981 - March 31, 2003        22     $ 13,750        302,500
                                                               ----------
          Total Due                                            $2,636,515

        At Commerce's Annual Board of Directors' Meeting held on October 19, 2001, the Directors adopted a resolution to compensate ELM for vacation pay based on one month for each year of service beginning on April 1, 1981, and also the following resolution, which in part states:

             "BE IT FURTHER RESOLVED, That the Directors agreed that on the day the compensation will be paid to Edward L. Machulak, an adjustment will be made to compensate him for the loss of the dollar purchasing value caused by inflation and other economic factors;"

    c. To infuse funds into Commerce, Commerce borrowed ELM's Commerce shares and ELM sold these shares as designee for Commerce's benefit with Commerce receiving all of the proceeds. For these share loans, Commerce has agreed to pay ELM interest at the rate of prime plus 3%, payable monthly with Commerce's restricted common shares and based on the Commerce shares due to ELM. Interest is also due and payable monthly with Commerce's restricted common shares for the shares pledged by ELM as collateral to others, all for the Company's interest and benefit. All share loans and interest are to be paid annually on or before March 31 of each year. An accounting of the Commerce common shares due and/or paid to ELM as of March 31, 2003, pursuant to a series of Director-approved, open-ended, on-demand loan and promissory note agreements by and between Commerce and ELM dated April 1, 1990, May 17, 1989, October 14, 1988 and June 20, 1988,
        and for certain continuous loans and/or pledges of ELM 's securities that have taken place and continued to occur during the fiscal year ended March 31, 2003 is as follows:

Mr. Edward L. Machulak
May 12, 2003
Page 3 of 12 Pages

        1.  Share loans                                         None
        2.  Interest shares due on shares pledged to banks
            for an open line of credit                          None
        3.  Interest shares due on shares sold for the
            benefit of Commerce                                 None

            Total Commerce restricted common shares paid
            and issued as of March 31, 2003 to ELM              None

    d. Reference is made to four Director-approved, open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989 (Exhibits B, C and D of the April 12, 1993, confirmation letter) and April 1, 1990 (Exhibit 2 of the April 9, 1990 confirmation letter).

    e. On October 23, 1993, in order to comply with the El Salvador Government's minimum capital requirements, the shareholders of Mineral San Sebastian S.A. de C.V. (Misanse) voted to increase Misanse's capitalization from 119,500 colones to 260,000 colones. This was accomplished via a shareholders' rights offering on the basis of purchasing one share for each share owned with the rights expiring on December 10, 1993. According to Misanse's by-laws, the rights not exercised would be offered proportionately to the shareholders who did exercise their rights.

        In addition to the rights offering, the Misanse shareholders authorized the sale of 210 additional common shares to the following: ten shares to each of the four officers/directors (40 shares), five shares to each of the remaining six directors (30 shares), three shares to each of the ten supplemental directors (30 shares), (the President and the Secretary of the Company, who are directors of Misanse, had the right and they purchased ten and three shares respectively), and 110 shares were sold to the Company over and above the amount of shares it was entitled to by the rights offering so that it would retain its 52% ownership after the issuance of the shares under the rights offering. When the Company obtained the concession in 1987, it agreed with the El Salvador Ministry of Economy's office not to increase its 52% ownership of Misanse. Therefore, after the rights offering, the Company owned approximately 52%.

        On the closing date of December 10, 1993 of this rights offering, there were 264 shares that were not subscribed and purchased.
        The Company would have been entitled to purchase 137 shares (264 x 52%). However, the Company had been prohibited to purchase these shares as it would have exceeded its 52% ownership of Misanse shares. The 137 shares were acquired by ELM with prior approval of Commerce's directors. He acquired an additional four shares by virtue of his proportionate ownership in the remaining unsold shares. A Misanse Director-approved drawing was held to sell the unsubscribed shares. In order to close the sales, 52 shares were purchased by ELM which he agreed in writing to hold these shares in escrow for a period of one year for the purpose of providing certain named El Salvador Misanse shareholders time to obtain funds to purchase these shares at his cost. None were purchased by the Misanse shareholders.

Mr. Edward L. Machulak
May 12, 2003
Page 4 of 12 Pages


        During June 1995, ELM personally purchased an additional 264 Misanse common shares from a Misanse shareholder in an arms-length transaction. Therefore ELM presently owns a total of 467 Misanse common shares or approximately 17.96% of the total 2,600 Misanse common shares issued and outstanding.

2.  Collateral Pledged to ELM

    The collateral specifically pledged to ELM is as follows:

    a. A Collateral Pledge Agreement dated October 14, 1981 granted to ELM by Commerce pledging the following collateral: 2,002,037 shares of Sanseb common stock, par value $0.10 per share and 1,346 shares of Mineral San Sebastian, S.A. de C.V. common stock, par value one hundred colones ($11.43) per share. The shares pledged are as follows: the 618 shares originally owned by Commerce, and the 618 shares plus 110 shares purchased from the October 23, 1993 Misanse rights offering. Reference is made to
        Exhibit 4 included in the April 9, 1990 confirmation letter.

    b.  A Collateral Pledge Agreement dated February 24, 1983, by
        Commerce, SLE and UDI collectively and individually, pledging the following collateral:

        300 shares of no par value common shares of Homespan (formerly known as Trade Realty Co., Inc.), Certificate No. 7 dated January 21, 1974, being 100% of its issued and outstanding shares. Homespan and Commerce agree that no additional shares of Homespan will be issued as long as there are any obligations due to ELM; 1,800 shares of no par value (UDI) capital stock Certificate No. 17 dated September 15, 1972, representing 100% of the shares issued and outstanding. UDI and Commerce agree that no additional shares of UDI will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

Mr. Edward L. Machulak
May 12, 2003
Page 5 of 12 Pages


    c. Collateral Pledge Agreement dated July 13, 1983 granted to General Lumber & Supply Co., Inc. (GLSCO) and ELM by Commerce, SLE, and UDI, individually and collectively, pledging the following collateral:

        419,000 shares of fully paid and nonassessable shares with a par value of $.05 each of the capital stock of International Property Exchange, Inc. (IPE), formerly known as Capital Funding & Development Corp., Certificate 2885 dated June 30, 1983; and it was verified during Commerce's fiscal year ended March 31, 2000, that the State of Nevada IPE Charter was cancelled because IPE did not comply with the Secretary of the State of Nevada annual filing requirements. Therefore, these shares have no value.

        One voting membership certificate of San Luis Valley Irrigation Well Owners, Inc., Membership Certificate No. 871, dated November 27, 1979;

        Certificate No. 312, Membership No. 871, consisting of .001447 units of Augmentation Plan Number One of San Luis Valley
        Irrigation Well Owners, Inc. dated February 8, 1980;

        100 common shares of $0.10 par value, Piccadilly (now Ecomm), Certificate No. 1, dated July 23, 1974. Ecomm and Commerce agree that no additional shares of Ecomm will be issued as long as there are any outstanding obligations due to ELM. Reference is made to Exhibit 6 included in the April 9, 1990 confirmation letter.

    d. A Deed of Trust dated November 3, 1983 by and between Homespan, as party of the first part, and Ronald K. Carpenter, Esq. (Trustee), as party of the second part, for the benefit of ELM and GLSCO, as party of the third part. The Deed of Trust is in favor of ELM and GLSCO and is open-ended to secure the promissory note(s) due to ELM and GLSCO and to further secure any future obligations that Commerce or Homespan may incur from them. This Deed of Trust is issued to Ronald K. Carpenter, Esq., Trustee for the benefit of ELM and GLSCO and is a first lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri. The Deed of Trust was recorded on November 5, 1984 in Camden County, Missouri at 1:24 p.m. in Book 122, Page 200. Reference is made to Exhibit 7 included in the April 9, 1990 confirmation letter. On August 14, 2000, with the Directors' approval, this property, via an agreement, was conveyed to GLSCO in consideration of the cancellation of $1,249,050 of debt owed to GLSCO and for other consideration contained in the said agreement.

Mr. Edward L. Machulak
May 12, 2003
Page 6 of 12 Pages


    e. Two Deeds of Trust to a Colorado Public Trustee granted by SLE to ELM are described as follows:

        A Deed of Trust dated March 20, 1984, consisting of four lots in the San Luis North Estates Subdivision, Costilla, Colorado, and recorded at 9:01 a.m. on August 2, 1984, in Book 238, Page 600, Reception No. 157128;

        A Deed of Trust dated October 4, 1982, consisting of six parcels of land in the San Luis North Estates Subdivision, Costilla, Colorado, and recorded at 8:40 a.m. on October 6, 1982, in Book 228, Pages 300-301, Reception No. 148981. Reference is made to
        Exhibit 8 included in the April 9, 1990 confirmation letter.

        The above-mentioned ten lots were conveyed with the Directors' approval to the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) on October 3, 2000, in consideration of a partial cancellation of debt due from Commerce to the SM RIRA.

    f. GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the SM RIRA collectively and individually identified as the lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to Misanse on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine (SSGM) precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 9 included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the SSGM concession applicable to the 1996 mining law. This concession is subject to compliance requirements, which have been presented to the El Salvador Director of Hydrocarbons and Mines. Therefore, it is clearly understood that the 1996 concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all of the precious metal ore reserves, are pledged as collateral to the above named parties, and also includes Sylvia Machulak, as an individual, and hereinafter referred to as SM.

        On September 6, 2002, at a meeting held with the El Salvador Ministry of Economy in the City of San Salvador, El Salvador, Central America, an agreement was reached to renew the SSGM exploitation concession/license for a period of 30 years under the 1996 revised mining law and thereafter amended. The existing SSGM exploitation concession would be cancelled and the Renewed SSGM Exploitation Concession/License would be granted after compliance with the application requirements. On September 26, 2002, Commerce submitted an application to the El Salvador Department of Hydrocarbons and Mines (DHM) for the Renewed SSGM Exploitation Concession/License consisting of 1.2306 square kilometers for a period of 30 years.

Mr. Edward L. Machulak
May 12, 2003
Page 7 of 12 Pages


        Then, on November 6, 2002, Commerce filed a S.E.C. Form 8-K, which reported that on or about October 30, 2002, Commerce filed applications to obtain the New SSGM Exploration Concession/License consisting of 40.7694 square kilometers and for the Nueva Esparta Exploration Concession/License consisting of 45 square kilometers.

        On or about March 3, 2003, the Office of the El Salvador Ministry of Economy, through its DHM, delivered two concessions/licenses. The Renewed SSGM Exploitation Concession/License for the extraction of precious metals from the SSGM consisting of approximately 1.2306 square kilometers for a period of 30 years should be granted.

        This concession is subject to certain procedural requirements such as providing advertisement notices in two of El Salvador's newspapers at different time intervals and two notices in the Diario Oficial newspaper. Also, public notice has to be submitted to the mayor of Santa Rosa de Lima. After, a waiting period, an inspection of the property is to be made by the DHM, and then a contract is entered into with the DHM and the concession/license is to be issued.

        On or about March 3, 2003, the DHM did issue a New SSGM
        Exploration Concession/License for the 40.7694 square kilometers of area surrounding the Renewed SSGM Exploitation
        Concession/License area.

        Commerce's Directors have on this date authorized and directed Commerce's Officers to assign all of the rights, titles, claims, remedies and interest it has in the following (Exhibit B):

        1.  The Joint Venture; and
        2.  The New SSGM Exploration Concession/License consisting of
            40.7694 square kilometers granted by the DHM of the El Salvador Ministry of Economy under its Resolution No. 27 on February 24, 2003; and

Mr. Edward L. Machulak
May 12, 2003
Page 8 of 12 Pages


        3.  When issued by the DHM, the Renewed SSGM Exploitation
            Concession/License consisting of 1.2306 square kilometers.

        to GLSCO, ELM, the ELM RIRA, the SM RIRA and Sylvia Machulak
        (SM), collectively and individually, as collateral for the outstanding loans as of March 31, 2003, and all future advances of any kind. This substitution is authorized as the SSGM concession/license issued on July 23, 1987 and assigned to the lenders on October 19, 1987 has been cancelled and is in the process of being replaced with the Renewed SSGM Exploitation Concession/License and the New SSGM Exploration Concession/License.

    g. ELM's interest with GLSCO in filing financing statements under the Uniform Commercial Code by an assignment and pledge of all corporate assets, such as but not limited to the property of Commerce, Joint Venture, SLE, and Homespan, wherever located, now owned or hereafter acquired is as follows: all accounts, all land contract receivables, contract rights, instruments and chattel paper; all inventory, all jewelry and precious stones, and all documents relating to inventory, including all goods held for sale, lease or demonstration, to be furnished under contracts of service, and raw materials, work in process and materials and supplies used or consumed in the business of Commerce, the Joint Venture, SLE, and Homespan; all office furniture, fixtures and all other equipment; all general intangibles, all stock and securities of any kind, and all rights, titles and interest in the Commerce Group Corp./San Sebastian Gold Mines, Inc. Joint Venture, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for all returned or repossessed goods the sale or lease of which gave rise to, and all proceeds and products of the foregoing. Reference is made to the Wisconsin Department of Financial Institutions Uniform Commercial Code filing, Exhibit 10, included in the April 9, 1990 confirmation letter, the renewed UCC-1 filing on December 23, 1996, Exhibit B, included in the April 14, 1997 confirmation letter, and the UCC-4 continuation filing on June 27, 2001 at 8:55 a.m., Filing #02078155 (Exhibit B of the May 13, 2002 confirmation letter).

    h. Commerce and Sanseb agree that ELM has as collateral, the assignment and pledge of all of their rights, titles, claims, remedies, and interest whatsoever in the Joint Venture which was formed on September 22, 1987. In the event of default, whatever interest Commerce and Sanseb have in the Joint Venture will be transferred to ELM and it will include whatever assets are owned by the Joint Venture, including, but not limited to the precious metal ore reserves. Reference is made to Exhibit C included in the April 8, 1991 confirmation letter.

Mr. Edward L. Machulak
May 12, 2003
Page 9 of 12 Pages


3.  Bonus

    On February 16, 1987, by a Consent Resolution of all of the Directors, ELM was awarded as a bonus compensation, the following: for a period of 20 years, commencing the first day of the month following the month in which Commerce begins to produce gold from its El Salvadoran gold mining operations, Commerce will pay annually to ELM, 2% of the pre-tax profits earned from these operations. Reference is made to Exhibit 11 included in the April 9, 1990 confirmation letter.

4.  Cross Pledge Collateral Agreement

    GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, then GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties, including SM. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed.

5.  Cancellation of Inter-Company Debts Upon Default

    Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

Mr. Edward L. Machulak
May 12, 2003
Page 10 of 12 Pages

6.  Guarantors

    This agreement further confirms that Commerce and all of the following are guarantors to the loans made by ELM to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that were issued to ELM and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 12 included in the April 9, 1990 confirmation letter.

7.  Re-Execution Agreement

    In the event ELM deems that it is necessary or advisable for him to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note or collateral agreement, Commerce will re-execute such document(s) reasonably required by ELM.
    Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with ELM. If at a later date ELM determines that an error has been made in the payment of such costs to him then he may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of ELM's written request.
    The failure of Commerce to comply with Commerce's obligation hereunder shall constitute a default and shall entitle ELM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note and/or the collateral pledge agreement.

8.  Omissions

    Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to ELM, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

Mr. Edward L. Machulak
May 12, 2003
Page 11 of 12 Pages


9.  Real Estate Ownership Adjacent to San Sebastian Gold Mine, Inc. (SSGM)

    Commerce acknowledges that ELM personally owns the real estate adjacent to and bordering the north boundary line of the SSGM located in the Republic of El Salvador, Central America, and that Comseb is performing certain exploration and exploitation on this property. These costs are to be payable by an offset to the amounts due to ELM. (Reference is made to Exhibit B, "Concesion de Exploracio El Paraiso"
    - plat map that identifies the ELM (Macay) "92.13 Hectareas," in the April 13, 1998 confirmation letter).

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

Edward A. Machulak
Secretary

Mr. Edward L. Machulak
May 12, 2003
Page 12 of 12 Pages


The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE           HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)            as Guarantor (Homespan)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
_______________________________         ______________________________
By:  Edward L. Machulak,                By:  Edward L. Machulak,
     Auth. Designee                          President


ECOMM GROUP INC.                        SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                    as Guarantor (SLE)

/s/ Edward A. Machulak                  /s/ Edward L. Machulak
_______________________________         ______________________________
By:  Edward A. Machulak,                By:  Edward L. Machulak,
     President                               President


SAN SEBASTIAN GOLD MINES, INC.          UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                   as Guarantor (UDI)

/s/ Edward L. Machulak                  /s/ Edward L. Machulak
_______________________________         ______________________________
By:  Edward L. Machulak,                By:  Edward L. Machulak,
     President                               President


Accepted by:

/s/ Edward L. Machulak
_______________________________
Edward L. Machulak, as an
Individual and not as a
Director or Officer of any of
the Corporations mentioned in
this letter.
Date:  May 12, 2003

                    Exhibit A to Exhibit 99.2
    (Schedule of Principal and Interest as of March 31, 2003
          has been purposely omitted as it only reflects the calculations of the principal and interest.)

                                 EXHIBIT B


                                Assignment

     For and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration such as, but not limited to, the continuance of extending the open-ended, secured, on-demand promissory note(s) issued by Commerce Group Corp. (Commerce) in hand paid, the receipt of which is hereby acknowledged, Commerce does hereby sell, assign and transfer to General Lumber & Supply Co., Inc., a Wisconsin corporation, Edward L. Machulak, as an individual and not as a Director or Officer of Commerce, the Edward L. Machulak Rollover Individual Retirement Account, the Sylvia Machulak Rollover Individual Retirement Account, and Sylvia Machulak, as an individual, all who reside in the County of Milwaukee, State of Wisconsin, individually and collectively referred to as "Note Holders," all of Commerce's rights, titles, claims, remedies, and interests in and to the Commerce/Sanseb Joint Venture and to the New San Sebastian Gold Mine Exploration Concession/License consisting of 40.7694 square kilometers granted by the Director of Hydrocarbons and Mines of the El Salvador Ministry of Economy under its Resolution No. 27 on February 24, 2003, and more fully described in an English translation (of which a copy is attached hereto and referred to as Exhibit 1) and Commerce further agrees to transfer, when issued by the El Salvador Director of Hydrocarbons and Mines, the Renewed San Sebastian Gold Mine Exploitation Concession/License consisting of 1.2306 square kilometers, which application has been admitted by the El Salvador Director of Mines on February 28, 2003 (Exhibit 2), and the lease agreement by and between Mineral San Sebastian, Sociedad Anonima de Capital Variable, and Commerce dated January 14, 2003 (Exhibit 3).

     Commerce further acknowledged that Commerce's Directors unanimously adopted this Assignment by a resolution on May 12, 2003 and that the purpose of this Assignment is to provide collateral to the above-described Note Holders.

     This Assignment shall extend to the full term remaining on the above concession and license and in any amendments, renewals, changes or extensions thereof.

     Witness its hand and seal, this 12th day of May, 2003.

                              COMMERCE GROUP CORP.

                              /s/ Edward L. Machulak
                              -----------------------------
                              Edward L. Machulak, President

                              /s/ Edward A. Machulak
                              -----------------------------
                              Edward A. Machulak, Secretary

State of Wisconsin  )
                    )  ss.
County of Milwaukee )

     On this 12th day of May, 2003, before me, personally appeared Edward
L. Machulak, President and Edward A. Machulak, Secretary of Commerce Group Corp., to me known to be the persons described in, and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.


                              /s/ Sylvia Machulak
                              -----------------------------------
                              Sylvia Machulak
                              Notary Public, Milwaukee County, WI
                              My commission expires June 11, 2006

                            EXHIBIT 1

MINISTRY OF ECONOMY
Republic of El Salvador

RESOLUTION No. 27

DIRECTORATE OF HYDROCARBONS AND MINES OF THE MINISTRY OF
ECONOMY:  San Salvador at 9:00 AM of the day February 24, 2003.

Having seen the application presented the day of October 30, 2002 by Dr. Jose Antonio Alfaro Castro, adult, Lawyer, from this city, acting in his capacity as General Legal Attorney for the Company "COMMERCE GROUP CORP." through which it applies for a minerals Exploration License called "SAN SEBASTIAN" of an area of 40.77 square kilometers identified on the cartographic sheet number 2656-IV NW, known as Santa Rosa de Lima in the Department of La Union, and Nueva Esparta in the Department of Morazan respectively.

CONSIDERING:

1. That the application being found in legal format, in conformance to Article 38 of the Mining Law, an inspection was done in the requested area by Delegates of this Directorate the day of February 13, 2003 which turned out favorable;

2. That the legal existence of the Company COMMERCE GROUP CORP. is found to be proven in legal documents and the capacity with which Dr. Jose Antonio Alfaro Castro acts, and having complied with all of the requirements that the Mining Law Articles 36, 37 number 1 and Article 38 establishes, and at the petition of the applicant, this Directorate considers it procedurally correct to accede to what is applied for;

THEREFORE:

For what was stated above and in conformance to what is disposed in Articles 4, 6, 13, and 19 of the Mining Law, this
Directorate:

RESOLVES:

1. CONCEDES an Exploration License for the exploration for minerals, specifically gold and silver, to the Company COMMERCE GROUP CORP. on the area called SAN SEBASTIAN with a surface extension of 40.77 square kilometers identified on the cartographic sheets numbers 2656 IV and 2657 III known as Santa Rosa de Lima in the Department of La Union and Nueva Esparta in the Department of Morazan respectively, and whose technical description is the following: The project starts on vertex A whose coordinates are 278,000 latitude and 611,000 longitude this vertex is located on the land just on the peak of the La Calavera Hill at 700 meters to the Northeast of Las Marias Village and the North margin of the Las Marias River, from this vertex and with a straight North direction and at a distance of 6 kilometers is located vertex B whose coordinates are: 284,000 latitude and 611,000 longitude, this vertex is located in the El Raicero Village to the South of El Tigre Mountain and North of El Conto Mountain; from this vertex and with a straight East direction and at a distance of 7 kilometers is located vertex C whose coordinates are 284,000 latitude and 618,000 longitude, this vertex is located between the East flank of the Los Caguamos Hill and the West flank of the La Pedregosa Hill and to the Southwest of the El Farallon Hill, from this vertex and with a straight South direction and at a distance of 6 kilometers vertex D is arrived at, whose coordinates are: 278,000 latitude and 618,000 longitude, this vertex is located on the East margin of the Santa Rosa River at 1.5 kilometers from the city of Santa Rosa de Lima, from this vertex and with a straight West direction and at a distance of 7 kilometers vertex A is arrived at, where the present description started. The area described covers an area of 42 square kilometers from which are subtracted 1.23 square kilometers that correspond to the area of the exploitation concession applied for by the same Company, granting in t he requested Exploration License an area of 40.77 square kilometers.

2. The Company in reference should comply with what is disposed in Articles 17, 18, 19, 21 and 22 of the Mining
    Law, its Regulations and other dispositions related to such activity;

3. The Owner should start his exploration work in conformance to his technical program of exploration presented to this Directorate;

4. The Exploration License is granted for a period of four years starting to count from the day following the notification of this Resolution, being able to expand and prolong it at the judgment of this Directorate for the period that the Law indicates;

5. The Owner should pay the surface tax in advance during the first month of each year of exploration in conformance to what is established Article 9 fifth paragraph and 66 second paragraph of the Mining Law.

NOTIFY


                          SIGNATURE
                   GINA NAVAS DE HERNANDEZ
                          DIRECTOR

                            EXHIBIT 2

MINISTRY OF ECONOMY
DIRECTORATE OF HYDROCARBONS AND MINES
REPUBLIC OF EL SALVADOR

DIRECTORATE OF HYDROCARBONS AND MINES of the MINISTRY OF ECONOMY: San Salvador, at 8:15 AM of the day February 28, 2003

Admits the application presented the day of September 26, 2002 by Doctor Jose Antonio Alfaro Castro adult, Lawyer, from this city, acting in his capacity as General Legal Attorney for the Company "COMMERCE GROUP CORP" through which it applies for a minerals Exploitation Concession, specifically gold and silver, on a surface extension of 1.23 square kilometers known as "SAN SEBASTIAN MINE" situated on the Hacienda San Sebastian and San Sebastian El Coyolar, jurisdiction of Santa Rosa de Lima, Department of La Union, identified on the cartographic sheet number 2656-IV NW, known as Santa Rosa de Lima and whose technical description is the following: Starting from the most visible point and of easy access that is the Ochocientos Perez tunnel that constituted the main entrance to the works of exploitation at its lowest point. From this tunnel and in direction to the South, twenty one degrees East and for a distance of two hundred sixty two meters is located Station Zero that constitutes the beginning of the perimeter of the concession. Station Zero is marked on the land by a marker of cement of fifty centimeters of free or visible height and of square section whose sides are also fifty centimeters. Station Zero can also be located from the central part, from the installations of the old mineral mill, access to Station Zero one follows a narrow path or mule trail from El Comercio or the house of Mr. Faustino Benitez with approximate direction of South West up to the right or North margin of the Santa Rosa River approximately four point five vertical meters above the bank of the river, Station Zero thusly located, four more stations are located in a semi parallel line to the Santa Rosa River. Directions and distances from where is measured in a direction to the South of forty eight degrees thirty minutes West with a distance of three hundred fifty three meters sixty five centimeters. In order to facilitate of these stations are the following: From Zero Station to Station One, in direction South sixty six degrees zero three point two minutes West and a distance of one hundred twenty four meters forty six centimeters, from Station One to Station Four, in direction to the South, seventy nine degrees one minute West, and a distance of five hundred six meters sixty eight centimeters. In Station Four the perimeter of the area of the concession changes direction to a general direction of North-West and its different stations are located on the Western sides of the San Sebastian, Salazar and Cosiguina Hills. There are sixteen stations with markers on this Western side of the concession which are distributed on the "land" in the following manner: From Station Four to Station Six, direction North, fifty two degrees thirteen point two minutes West and a distance of one hundred sixty two meters twenty one centimeters. From Station Six to Station Eight, direction North forty three degrees, twenty five point two minutes West, and a distance of one hundred ninety one meters ninety two centimeters; from Station Eight to Station Nine, direction North forty seven degrees twelve point two minutes West and a distance of two hundred thirty five meters ninety four centimeters. From Station Nine to Station Ten direction North, forty three degrees nineteen point six minutes West and at distance of forty five meters thirty centimeters; from Station Ten to Station Eleven, direction North forty one degrees thirty five point one minutes West at a distance of ninety four meters sixty five centimeters; from Station Eleven to Station Twelve, direction North twenty three degrees twenty point eight minutes West at a distance of forty two meters ten centimeters. From Station Twelve to Station Thirteen, direction North twenty three degrees eight point three minutes West at a distance of fifty four meters eighty three centimeters; from Station Thirteen to Station Fifteen, direction North twenty three degrees thirty nine point two minutes West at a distance of two hundred forty meters twelve centimeters; from the Station Fifteen to Station Sixteen, direction North twenty two degrees forty three point three minutes West at a distance of one hundred fourteen meters ninety three centimeters; from Station Sixteen to Station Seventeen, direction North twenty one degrees twenty nine point six minutes West at a distance of one hundred twenty eight meters thirty eight centimeters; from Station Seventeen to Station Eighteen, direction North twenty seven degrees fifteen point seven minutes West at a distance of seventy meters twenty seven centimeters; from Station Eighteen to Station Nineteen, direction North thirty degrees zero two point three minutes West at a distance of thirty eight meters seventy nine centimeters; and from Station Nineteen to Station Twenty, direction North seventeen degrees fifty one point one minutes West at a distance of forty meters six centimeters. The North limit of the perimeter of the concession is delimited among the Stations Twenty to Forty Four varying in direction between the directions North-East North South and East-West approximately. These variations are due principally to the demarcation of the properties between the Hacienda San Sebastian and the Hacienda Macay and in part to the broken topography of the land. The twenty four marked stations on this North side of the concession are located on the North and North West flank of the Cosiguina Hill, North flank of the West Summit Hill and top of the East Summit Hill and Conception Hill. The distribution of the different stations on the land is as follows: From Station Twenty to Station Twenty Two, direction North fifty one degrees forty seven point two minutes East at a distance of two hundred ninety six meters fifty centimeters; from Station Twenty Two to Station Twenty Three, direction North eighty four degrees seventy eight point five minutes East at a distance of twenty one meters four centimeters; from Station Twenty Three to Station Twenty Five, direction South four degrees twenty three point five minutes East at a distance of one hundred eighty nine meters forty eight centimeters; from Station Twenty Five to Station Twenty Six, direction South twenty two degrees fifty four point one minutes East at a distance of fourteen meters sixty eight centimeters; from Station Twenty Six to Station Twenty Seven, direction South fifty two degrees thirty six point one minutes West at a distance of forty four meters fifty five centimeters; from Station Twenty Seven to Station Twenty Eight, direction South eighty nine degrees twelve point two minutes East at a distance of sixty meters ninety eight centimeters; from Station Twenty Eight to Station Twenty Nine, direction North eighty three degrees fifty three point six minutes East at a distance of fourteen meters and fifty seven centimeters; from Station Twenty Nine to Station Thirty, direction South seventy degrees forty two point five minutes East at a distance o f eighty meters fifteen centimeters; from Station Thirty to Station Thirty One, direction South sixty one degrees fifty five point six minutes East at a distance of one hundred forty two meters seventy five centimeters; from Station Thirty One to Station Thirty Three, direction South eighty eight degrees seven point six minutes East at a distance of two hundred forty meters forty seven centimeters; from Station Thirty Three to Station Thirty Four, direction South sixty one degrees sixteen point four minutes East at a distance of fifty one meters three centimeters; from Station Thirty Four to Station Thirty Five, direction North seventy six degrees thirteen point six minutes East at a distance of thirty nine meters seven centimeters. From Station Thirty Five to Station Thirty Six, direction North sixty eight degrees thirty point six minutes East at a distance of twenty three meters; from Station Thirty Six to Station Thirty Seven, direction South eighty eight degrees thirty three point seven minutes East at a distance of one hundred seven meters ninety four centimeters; from Station Thirty Seven to Station Thirty Eight, direction South sixty five degrees fifty six point two minutes East at a distance of one hundred ten meters ninety eight centimeters; from Station Thirty Eight to Station Thirty Nine, direction South sixty one degrees seventeen point four minutes East at a distance of twenty nine meters thirty six centimeters; from Station Thirty Nine to Station Forty, direction north seventy seven degrees forty two point eight minutes East at a distance of one hundred eighty meters thirty centimeters; from Station Forty to Station Forty Two, direction North eighty five degrees forty three minutes at a distance of one hundred seventy four meters sixty two centimeters; from Station Forty Two to Station Forty Three, direction South eighty six degrees six minutes East at a distance of one hundred eleven meters sixty four centimeters; from Station Forty Three to Station Forty Four, direction North eighty one degrees six point one minutes East at a distance of twenty two meters sixty eight centimeters. The perimeter of the concession is completed upon uniting Station Forty Four with the starting Station Zero. This line represents the Eastern limit of the concession and its stations are found on the sides of the Eastern flank of the Conception Hill and the area of the Migueles. The original orientation of this North-East line and its fourteen stations are distributed on the land as follows: From Station Forty Four to Station Fifty Five, direction South fourteen degrees five point two minutes West at a distance of six hundred sixty four meters seventy two centimeters; from Station Fifty Five to Station Fifty Seven, direction South sixteen degrees fifty four point four minutes West at a distance of one hundred ninety six meters seventy one centimeters; from Station Fifty Seven to Station Fifty Eight, direction South thirty degrees three minutes East at a distance of fifteen meters ninety five centimeters; and from Station Fifty Eight to Station Zero, direction South two degrees fifty eight point seven minutes West at a distance of thirty meters forty five centimeters. All of the stations or markers are of cement of fifty centimeters of visible height and are of square form whose sides also are fifty centimeters.

The exploitation of the mine should be done taking into account the security measures necessary for the housing that is located within the concession area requested and the housing that is located contiguous to the exploitation faces should be relocated prior to the start up of the exploitation activities.

In Open Pit exploitation operations (clearing, cutting and taking out the material) the work faces should have manageable geotechnical and geometric conditions, where the angle of stability or slope of the final bank and the exploitation should be taken into account, stability of the face of the bank and the foot of the bank, the width and height of the banks will conform taking into consideration the geometrical properties of the material that is being worked, at the same time control should be had of the drainage system of the area of exploitation and influence through a topographic model at a representative scale (1:100) that allows location of engineering works for the management of surface waters and drainage of acid waters from the mine, all of the above should be considered in the design for the exploitation and execution, in such a manner that it allows establishing the criteria for the factor of security for the operators of the mine in the case that the bank caves in and the failure of the bank does not cause the loss of human life and materials.

In underground exploitation, the workers should have access to the surface through at least two different exits solidly established, adequately signed, and easily accessible for the workers in the interior of the mine. The tunnels where work is done should be equipped and maintained in such a manner that the workers can work and circulate through them with minimum risk, at the same time they should be signed to facilitate the orientation of the workers. Adequate support should be placed in the tunnels, except where the stability of the terrain does not make it necessary for the security of the workers. All of the under ground access works authorized should maintain ventilation and lighting adequately, that allows keeping a sufficient margin of security and health for the workers.

To guarantee the security of the workers in the different operations of exploitation of the mine, the workers should be provided the instruments of security and the necessary training, especially in the techniques of use, handling and storage of explosives.

And in fulfillment of what is established in Article 40 of the Mining Law, PUBLISH the corresponding notice. NOTIFY.

                            SIGNATURE
                      GINA NAVAS DE HERNANDEZ
                            DIRECTOR

                            EXHIBIT 3

NUMBER SEVENTEEN.   In the city of San Salvador, at sixteen hundred hours
of the day of January 14, 2003, before me Jose Antonio Alfaro Castro, Notary, of this place, appears Mr. Edward Leon Machulak, seventy six years of age, Business Executive, of North American nationality, with domicile in the city of Milwaukee, State of Wisconsin, United States of America, whom I know and identify with ordinary passport number, acting on one hand in his capacity as Legal Representative of the Company "MINERAL SAN SEBASTIAN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, in his capacity as President of the Board of Directors and on the other hand is present at this same meeting in his capacity of Legal Representative of the North American Company "COMMERCE GROUP CORP." organized in conformance with the laws of the State of Delaware, United States of America in his capacity as President and at the same time Legal Representative and SAYS TO ME: that both Companies have agreed to hold for/of common interest and convenience a LEASE CONTRACT which will govern in the future by the following clauses and conditions that are mentioned below: I) DECLARATION OF DOMINION. The company MINERAL SAN SEBASTIAN, SOCIEDAD ANONIMA DE CAPITAL VARIABLE that henceforth will be called MISANSE is owner of the rustic assets called Hacienda San Sebastian and San Sebastian El Coyolar, inscribed under number One hundred Fifteen to One hundred twenty one of Book Ninety five of the Property Registry of La Union that are described as: Hacienda Mineral San Sebastian, El Mango, El Faro, El Manto, El Zalazar, El Zunzapote, Consuelo and La Granadilla, property which is situated in the jurisdiction of Santa Rosa de Lima, Department of La Union and borders in its entirety: to the East with the Hacienda de Arias, to the North with lands of Saturnino Flores and the Salvadores; to the West with the Hacienda Trompina, and to the South with the Camarones River and lands of Candelaria Albornoz, being this property by nature rustic; five rights to lands that belong to the company in undivided land rights on the Hacienda San Sebastian Coyolar by nature rustic and at the point El Aguacate going toward the ravine of the Ujustes in the jurisdiction of Santa Rosa de Lima, Department of La Union, bordering said Hacienda, in the East with the Hacienda Santa Rosa, to the South with the Hacienda Candelaria Albornoz; to the West with the Hacienda San Jose Velis and to the North with the Hacienda El Coyolar; four undivided rights to the Hacienda San Sebastian being the surface capacity of three rights of thirty manzanas or that is about two thousand one hundred areas, and the borders of the entire Hacienda San Sebastian are: to the North with Hacienda El Coyolar, to the South with the Hacienda Candelaria Albornoz; to the West with lands of Pablo Melgares and to the East with lands of Santa Rosa; seven tenths of a land of about eighty manzanas of capacity, of a rustic nature, located in the place called San Sebastian, under the title of Hacienda El Coyolar, in the points called Paso del Ujuste de Nogues, Lomas de Capalillo and Pena de Zopilote of the jurisdiction of Santa Rosa, Department of La Union, bordering: in the East with lands of Victor Escobar, Antonio Marcia and Francisco Ferman, in the West with lands of the succession of the deceased Matias Conde and Butter Salvador Mines Inc. Ltd., to the North with lands of Reyes Ortiz and Ireneo Andrade and to the South with lands of the cited Company. Two lands by nature rustic included under the title of the Hacienda El Coyolar located in the jurisdiction of Santa Rosa de Lima, Department of La Union and in the place called San Sebastian, the one of about forty manzanas that is twenty eight hectares bordering; in the East with lands of Anita Lazo, to the North with lands of Salome Melgares, river in between, to the West with lands recognized by Victor Fuentes; and to the South with lands of Ambrosio Flores and Evelina Herrera, before Santiago Melgares, on which land as was said is rustic, the other land has a capacity of about eleven hectares and twenty areas and are two tenths part of a land that in its entirety borders; on the East with lands of Messrs. Victor Escobar, Antonio Marcia and Francisco Ferman; in the North with lands of Reyes Ortiz and those that were of Ireneo Andrade; in the West with lands that belonged to the successors of Matias Conde; and in the South with lands of Butter Salvador Mines Limited, all in the Hacienda El Coyolar. Within the perimeter of the lands of the related properties there exists eight mine portals called: the first Seiscientos Miguel, the second Cuatrocientos Miguel, the third Trescientos Taladron, the fourth Santa Elena, divided in numbers one and two, the fifth Cien Limon, the sixth El Aceituno, the seventh El Cino and the eighth Trescientos Miguel and others that are abandoned and whose name has not been able to be identified. On said properties are found the mines "San Sebastian", "Seiscientos Miguel", "Cuatrocientos Miguel", "Trescientos Miguel", and "Trescientos Taladron", "Santa Elena Numero Uno", "Santa Elena Numero Dos", and "Cien Limon", "El Aceituno:, "San Sebastian", "El Mango", "El Faro", "El Manto", "El Salazar", "El Sunzapote", "Consuelo", "La Granadilla", "Aurora" and others that do not have a name or denomination. Over said mines MISANSE has mining rights or ownership, some of which are stated in the certifications of the acts of granting the concession, and delivery and possession of mines, surveyed in the District (Canton) of San Sebastian, jurisdiction of Santa Rosa de Lima, Department of a Union, inscribed in the Book of Advice of the Department of Economic Promotion of the Ministry of Economy, the first at twelve hours of the twenty fourth of November of One thousand nine hundred sixty one to the Folios nineteen, twenty and twenty one, and the second at twelve hours on January 12, 1962 (one thousand nine hundred sixty two), to the Folio twenty three to twenty four. II) DELIVERY UNTO LEASING OF THE OBJECT OF THE CONTRACT. The Company MISANSE, the lessor, delivers and gives in character of leasing through this document to the Company COMMERCE GROUP CORP, that will be called the "lease holder" and the latter thus receives all the mining items and rights that correspond to it over the mines mentioned before, as well as over all of the others over which claims would have been made or of having had any other right of exploitation or exploration within the area of the lands described before and those that are adjacent or contiguous, as it is the purpose of both companies that within the lease all the mines remain included that exist within the area of the same lands described before or adjacent ones. III) RIGHTS OVER DISCOVERY OF NEW VEINS IN FUTURE EXPLORATIONS.
It is agreed by both parties that if in the course of the explorations on the included lands and that are property of the lessor, new veins are discovered the lessor will follow the corresponding paper work in accordance with the requirements of the law in this material and in the mining works and labors, the lease holder will employ preferentially the members of the lessor that know this kind of mining labor and the expenses will be on the account of the lease holder. IV) USES AND RIGHTS THAT THE LEASE COVERS. The lease covers the right of use of all the lands necessary for the construction and use of buildings, for offices, mills and operations, rivers and wells that were or that are opened in the future, as well as also the transport, loading and unloading of the ore, use of roads or construction of new roads necessary for the mining work and any other type of similar need for the works of exploration or exploitation of the metallic or non-metallic mineral deposits. It is agreed that the lessor will give facilities to the lease holder so that there are no obstacles in the mining works and especially that there not exist the intermission of third parties that create obstacles to said mining labors. V) OBLIGATIONS OF THE LESSOR. MISANSE may not during the validity of the term of the LEASING, LEASE OR SUB-LEASE the lands included and that have been referred to previously, to give them in loan or use or constitute duties on them. VI) TERM OF THE LEASE. The term of this contract is for thirty years starting counting from the day that the Directorate of Hydrocarbons and Mines of the Ministry of Economy grants the authorization for exploitation that is now found in processing and will be extendable for one or more equal periods, always and when, the obligations are fulfilled that emanate from this contract and are contained in the stipulated clauses, and in the case of not continuing the lease will communicate in writing with sixty days of anticipation of termination of the initial term, or for its extensions, its desire to have it terminated. VII) PRICE AND FORM OF PAYMENT. The lease holder will pay to the lessor as the price of the lease a sum of money equivalent to FIVE PERCENT of the net sales that are obtained from the exploitation of the mines based on the market price, annual; that in no case will the payment be less than THREE THOUSAND COLONES per month; the lessor will have the right to the lease holder informing him each semester about the production and other data relative to values, price and marketing of the production. VIII) RIGHTS AND OBLIGATIONS OF THE LEASE HOLDER. The lease holder will carry out the work of exploration and exploitation under its own account and risk and in accordance with its economic possibilities and will use the technical methods required for such an end; have legal security during the term of the lease that there will not be actions that make difficult the process of production, as well as any kind of interruption on the part of third parties or by the lessor himself. The lease holder at his own discretion may cede or pass to third persons t he rights derived from this contract without it being necessary to get the permission of the lessor after fulfilling the requirements that the law establishes. IX) CAUSES FOR TERMINATION OF THE CONTRACT. The present contract will be cancelled for the following reasons: a) when the lease holder stops paying the agreed price in the way in which it was stipulated, b) through cancellation of the concession before the term granted, c) for non-compliance with the obligations contained in the present contract, d) if the Government of El Salvador declares the concession worn out and finished or cancels it before the stipulated term, e) because the lease holder suspends the exploitation of the mines for the term that the Mining Law establishes, except for force majeur or a fortuitous case duly proven in the judgment of the competent authorities. X) It is understood that at the end of the original concession or of its extensions as the case may be, the mines, improvements, and everything existing in them will return to the domain of the lessor without his having to indemnify the lease holder. To carry out its work the lease holder under its own responsibility and cost will import the materials, apparatus, equipment, tools, vehicles, spare parts, office equipment, chemical products and other kinds of substances needed for the processing of the minerals and production, in addition it will enjoy those benefits that the laws grant for this class of activity in conformance with the Agreements that the corresponding and competent organizations issue. XI) The Government will supervise the process of exploitation or exploration of the minerals through the Directorate of Hydrocarbons and Mines of the Ministry of Economy, the Ministry of the Environment and Natural Resources with the end that the regulatory dispositions in the material be fulfilled, as well as also the other organizations of the State concerning the marketing, export and other processes necessary for the production of the extracted minerals. For the performance of its functions, the competent officials will have free access to the installations of the mine to prove truthful compliance with the regulatory dispositions, as well as also to obtain the information necessary for that end. XII) Any disagreement that results from the interpretation of the present contract and that could not be resolved through direct dealing by the contracting parties; will have a maximum term of thirty days starting on the day on which the problem came up, otherwise this will be by means of arbitrators that will be named one each by the parties, within ten days following the date that one of them notifies the other in writing of his intention to resolve the case through arbitrators; if the required party does not do it, in its absence said naming of an arbitrator will be made by the First Mercantile Court of San Salvador within the term of ten days of receiving the injunction, and the decision of the arbitrators will not be subject to appeal. The lessor will leave without effect any other contract that it may have agreed to previously. For the legal effects of this contract the contracting parties indicate as special domicile that of this city and to the jurisdiction of whose tribunals they expressly submit. Thus the declarer expressed in his capacity as Legal Representative of both Companies and I, the signed notary, Swear: a) Being legitimate and sufficient the character with which he acts for the Company MISANSE for having had in view: a) Attestation of the publicly registered Constitution of MINERAL SAN SEBASTIAN, SOCIEDAD ANONIMA granted at twenty hours of the day May 8th, 1960 before the services of the Notary Miguel Angel Aparicio and inscribed to Number One of the Commercial Registry that was carried out during this year in the First Instance Court of Santa Rosa de Lima; b) Attestation of publicly registered Modification granted at nineteen hours and thirty minutes of the day January 25th, 1965 before the services of Notary Jose de la Paz Villatoro, inscribed to Number twenty five of Book Sixty One of the Companies Registry of the Registry of Commerce where the social capital was increased, and whose denomination is that indicated, that the President of the Board of Directors is the Legal Representative who can sign contracts such as the present one with the authorization of the Board of Directors. c) Attestation of publicly registered Modification granted in this city at seventeen hundred hours of the day November 11, 1986 before the official services of Notary Roberto Romero Pineda, inscribed to Number One of the Book Five Hundred Forty Four of the Registry of Companies of the Commercial Registry; d) Attestation of publicly registered Modification granted in this city at twelve hours and thirty minutes of the day February 8, 1990 before the official services of the Notary Roberto Romero Pineda, where it was transformed from fixed capital to variable capital, inscribed to Number Thirty Three of the Book Seven Hundred Eighty Six of the Companies Registry of the Registry of Commerce; e) Attestation of publicly registered Modification for increase of social capital, granted in this city at seventeen hundred hours of the day March 31st, 1994, before the official services of the Notary Sandra Margarita Bennet Herrarte, inscribed to Number Thirty Seven of the Book One Thousand Fifty Two of the Companies Registry of the Registry of Commerce; B) Certification of the Minutes (Acta) number Five General Ordinary Meeting of Shareholders held the day of January 12, 2003 from which it is shown that Mr. Edward Leon Machulak was elected President of the Board of Directors for the period of one year. C) Certification of the sole point of the Minutes of the Session of the Board of Directors in which it is authorized to the one appearing to sign in the name of the Company, the present contract, both issued by the Secretary of the Board of Director s, Engr. Luis Limay Pita, still not inscribed in the respective register. II) Being legitimate and sufficient the character with which he acts as Legal Representative of the Corporation, COMMERCE GROUP CORP. having had in view: a) the attestation of the public registry of the Constitution of COMMERCE GROUP CORP. incorporated in conformance to the laws of the state of Delaware, the day of September 14, 1962 and the articles that govern it. In said registered document it states that the President is the Legal Representative and has the capacity to grant acts such as the present one. Certification of election of the President where Mr. Edward Leon Machulak was elected for a period of three years, said nomination being in force. Said documents are written in Spanish. I explained the legal effects of this instrument and read as I could, entirely in a single act ratify its contents and we sign. I SWEAR. Between lines-I-always-wanted-The Lessor leaves without effect any other contracts that have been agreed to previously. - General Ordinary Shareholders' Meeting. Valid-Amended-the assets-operation-construction-net sales-that-earnings-transformed-appearing before-this-construction-Valid.
Between lines-that in no case will the payment be less than THREE THOUSAND COLONES per month-Valid.

/s/ Edward L. Machulak           /s/ Jose Antonio Alfaro Castro